Exhibit 99.3
ONCOTHYREON ANNOUNCES COMMITMENTS TO PURCHASE $11.1 MILLION
OF COMPANY SECURITIES IN A REGISTERED DIRECT FINANCING
Seattle, Washington – May 20, 2009 – Oncothyreon Inc. (Nasdaq: ONTY) (TSX: ONY) announced today that it has obtained commitments from several investors to purchase approximately 3.88 million shares of its common stock and warrants to purchase approximately 2.91 million shares of its common stock for gross proceeds of approximately $11.1 million. The investors have agreed to purchase the shares and warrants for $2.85 per unit (each unit consisting of one share and a warrant to purchase 0.75 shares of common stock), which price represents approximately a 12% discount to the trailing 60-trading day volume weighted average price of $3.23. The exercise price of the warrants will be $3.92 per share. The warrants will be exercisable at any time on or after the six-month anniversary and prior to the fifth anniversary of the closing of the transaction. The closing of the offering is expected to take place on May 26, 2009, subject to satisfaction of customary closing conditions. Oncothyreon plans to use the proceeds from this financing for general corporate purposes. Boenning & Scattergood, Inc. acted as exclusive placement agent in the transaction.
A registration statement relating to these securities (File No. 333-149837) has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor, shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement when filed, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, from Oncothyreon at its Seattle, Washington address below or Boenning & Scattergood, Inc. by calling 1-800-883-1212.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer.
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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com
ONCOTHYREON INC., 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100 Fax: (206) 801-2111
http://www.oncothyreon.com